Exhibit 23.1

Consent of Independent Accountants

The Board of Directors
FuelCell Energy, Inc:

We consent to the incorporation by reference in the registration statements on Form S-8 (No. 333-20807; No. 33-77008; No. 33-68866; and No. 333-63833) of FuelCell Energy, Inc. of our report dated December 17, 2001, relating to the consolidated balance sheets of FuelCell Energy Incorporated as of October 31, 2001 & 2000 and the related consolidated statements of loss, changes in shareholders' equity and cash flows for each of the years in the three-year period ended October 31, 2001, which report appears in the October 31, 2001 annual report on Form 10-K of FuelCell Energy, Inc.

/s/ KPMG LLP
    KPMG LLP

Stamford, CT
January 28, 2002